                                                                      Exhibit 99

EXCHANGE NATIONAL BANCSHARES ANNOUNCES YEAR 2005 ANNUAL EARNINGS OF $2.36 PER DILUTED SHARE

Jefferson City, MO
February 24, 2006

Exchange National Bancshares, Inc. of Jefferson City, MO (NASDAQ: EXJF) announced today for the year ended December 31, 2005, Exchange National Bancshares, Inc. earned $2.36 per diluted share, up 19.2% from diluted earnings of $1.98 per share a year earlier. Net income for the year ended December 31, 2005 of $9,915,000 increased $1,610,000 when compared to the year ended 2004.

In commenting on earnings, James E. Smith, Chairman and CEO said, "We had a strong year in 2005. On May 2, 2005, we completed the purchase of Bank 10 of Belton, MO and that purchase enhanced our already strong balance sheet position by providing $157 million in additional earning assets. Due to an increase in our net interest margin and in the volume of earning assets, net interest income increased $5,963,000 compared to the same period in 2004. The net interest margin increased from 3.43% for 2004 to 3.50% for 2005." Mr. Smith added, "Increases in net interest income were accompanied by additional increases in noninterest income of $1,533,000, of which the majority of the increase is attributed to the acquisition of Bank 10. The income growth was partially offset by a $4,985,000 increase in noninterest expense, a $380,000 increase in the 2005 loan loss provision expense and a $520,000 increase in income tax expense."

For the year, return on average equity was 10.47% and the return on average assets was 0.91% compared to 9.16% and 0.93%, respectively for 2004.

Comparing December 31, 2005 balances to December 31, 2004, total assets increased 21.9% to $1,126,334,000. Loans net of allowance for loan losses grew 27.9% to $804,450,000, while investment securities increased 4.6% to $179,692,000. Total deposits increased 21.3% to $881,455,000. Subordinated notes increased 92.0% to $49,486,000. Proceeds from the increased debt were used to finance the Bank 10 acquisition. During the same period, stockholders' equity increased 5.4% to $96,733,000 or 8.6% of total assets.


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

FINANCIAL SUMMARY

(unaudited)

                             December 31, 2005   December 31, 2004
                             -----------------   -----------------
Balance sheet information:
   Loans, net of allowance
      for loan losses          $  804,450,102       $629,141,036
   Debt and equity
      securities                  179,691,826        171,717,635
   Total assets                 1,126,333,577        923,874,270
   Deposits                       881,455,206        726,649,476
   Stockholders' equity            96,732,865         91,770,783

                                     Year Ended      Year Ended
                                   Dec. 31, 2005   Dec. 31, 2004
                                   -------------   -------------
Statement of income information:
   Total interest income            $57,340,034     $41,090,596
   Total interest expense            23,673,590      13,386,911
   Net interest income               33,666,444      27,703,685
   Provision for loan
      losses                          1,321,612         942,000
   Noninterest income                 7,265,296       5,732,557
   Noninterest expense               25,368,150      20,382,706
   Income taxes                       4,326,700       3,806,556
   Net income                         9,915,278       8,304,980

ABOUT EXCHANGE NATIONAL BANCSHARES

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact: Kathleen Bruegenhemke
         Senior Vice President, Investor Relations
         TEL: 573.761.6100 FAX: 573.761.6272
         www.exchangebancshares.com


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